Exhibit 10.2

Written description of oral agreement between Hillenbrand, Inc. and Kenneth A. Camp

Camp has informed the Board of Directors of his intent to retire as President and CEO and as a director of the Company, and as an officer and director of all its subsidiaries, effective September 6, 2013. He will continue as an employee of the Company after September 6 to provide executive transition and other requested services to the Company until December 31, 2013, when he will retire as an employee of the Company.

If Camp successfully provides transition and the other requested services to the complete satisfaction of the Board of Directors, the Board has agreed to make a final payment to him following his retirement in an amount not to exceed $225,000.  Payment of this amount is in lieu of Short-Term and Long-Term Incentive Compensation for fiscal 2014 that Camp would otherwise be entitled to receive and any severance benefits described in his employment agreement.  This arrangement will be interpreted and carried out to comply with Internal Revenue Code Section 409A.

In connection with this arrangement, Camp has agreed to execute a release reasonably acceptable to the Company and to comply with the post-termination covenants contained in his employment agreement, including non-compete, trade secret, and confidentiality provisions; provided, that the term “Competitor” therein shall mean any business that is engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing any products or services that compete with, or are a functional equivalent of or alternative for, any of the products or services designed, engineered, manufactured, marketed, sold or distributed by the Company or any of its affiliated companies.